Exhibit 3.7

*150303* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955) USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series) 1. Name of corporation: Janel Corporation 2. Stockholder approval pursuant to statute has been obtained. 3. The class or series of stock being amended: Series C Cumulative Preferred Stock, $0,001 par value per share 4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is: Paragraph 7 of the Certificate of Designation for Series C Cumulative Preferred Stock filed on August 25, 2014, as amended March 22, 2016, is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto. 5. Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed) 6. Signature: (required) Signature of Officer Filing Fee: $175.00 IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. Nevada Secretary of State NRS Amend Designation –After Revised: 1-5-15

Exhibit A to Certificate of Amendment of Certificate of Designation of Janel Corporation 7. Redemption. (a) By the Corporation. The Corporation may, by written notice to the holders of Series C Cumulative Preferred Stock, redeem all or any portion of the Series C Cumulative Preferred Stock at any time, or from time to time (each, a "Mandatory Redemption"), for an amount equal to the Original Series C Issuance Price, plus an amount equal to all accumulated but unpaid dividends thereon to and including the date full payment is tendered to the holders of Series C Cumulative Preferred Stock (the "Series C Redemption Price"); provided, however, that any partial redemption of Series C Cumulative Preferred Stock shall be redeemed from holders of Series C Cumulative Preferred Stock, pro rata, in proportion to their respective ownership of shares of Series C Cumulative Preferred Stock. (b) Redemption Mechanics. The Corporation shall give the holders of the Series C Cumulative Preferred Stock written notice of a Mandatory Redemption including the number of shares of Series C Cumulative Preferred Stock being redeemed, which notice will include written instructions to the holders of the shares of Series C Cumulative Preferred Stock being redeemed (the "Redeeming Shares") regarding surrender of certificates representing Redeeming Shares (the "Redemption Instructions"). The holders of the Redeeming Shares shall surrender the certificate(s) evidencing the Redeeming Shares. As soon as practicable after receipt by the Corporation of the certificate(s) evidencing the shares of Redeeming Shares, the Corporation shall be obligated to, and shall promptly pay, the Redemption Price to the holders from whom surrendered Redeeming Shares were received.